Exhibit 10.26

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE AEGERION PHARMACEUTICALS, INC.

2010 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

Number of Option Shares:

Option Exercise Price per Share:

Grant Date:

Expiration Date:

Aegerion Pharmaceuticals, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions of the Company’s 2010 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) and the Company’s Long Term Incentive Program (the “LTIP”). Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

1.Exercisability Schedule. Except as set forth in Section 3, and subject to the discretion of the Administrator under Section 2(b) of the Plan to accelerate the exercisability of the Stock Option, the Stock Option will become exercisable on December 31, 20     (the “Target Vesting Date”) as to the number of shares of Stock1, if any, that corresponds to the Company’s level of achievement against the performance goals on Exhibit A (the “Performance Goals”).

The determination of the level of achievement against the Performance Goals as of the Target Vesting Date will be made by the Administrator pursuant to the LTIP and Section 12 of the Plan and will be final and binding on the Optionee. Following the Target Vesting Date, the Administrator will meet to review and certify the level of achievement against the Performance Goals. Vesting, as determined by the Administrator, will be deemed to be as of the Target Vesting Date for purposes of the next paragraph.

[1]	Maximum of $100,000 per year as “incentive stock options” per Section 5(e) of the Plan.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan. Any portion of the Stock Option that does not vest on or before the Target Vesting Date shall be forfeited by the Optionee and cancelled in its entirety.

2. Manner of Exercise.

(a) The Optionee may exercise this Stock Option from time to time on or prior to the Expiration Date of this Stock Option by giving written notice to the Company of his or her election to purchase some or all of the Option Shares that have vested at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares attested to.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the

Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination of Employment.

(a) Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date shall vest and become fully exercisable for the full amount of the Option Shares set forth above and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b) Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s Disability (as defined in the Employment Agreement between the Optionee and the Company; the “Employment Agreement”), any portion of this Stock Option outstanding on such date shall vest and become fully exercisable for the full amount of the Option Shares set forth above and may thereafter be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier.

(c) Termination for Cause. If the Optionee’s employment terminates for Cause (as defined in the Employment Agreement), any portion of this Stock Option outstanding on the date of termination, even if exercisable, shall terminate immediately and be of no further force and effect.

(d) Termination Without Cause or with Good Reason in Connection with a Sale Event. In connection with a Sale Event (as defined in the Plan), if the Optionee’s employment is terminated by the Company without Cause or by the Optionee with Good Reason (in each case, as defined in the Employment Agreement), the full amount of the Option Shares set forth above, if still outstanding and unvested, shall vest and become fully exercisable; provided that such termination without Cause or with Good Reason occurs within 18 months after a Sale Event and the Optionee has fully executed an effective Release of Claims (as defined in the Employment Agreement), in which case the Optionee shall have 90 days from the date of termination or until the Expiration Date, if earlier, to exercise this Stock Option.

(e) Other Termination. Unless otherwise determined by the Administrator, if the Optionee’s employment terminates for any reason other than in the circumstances above, any portion of this Stock Option that has vested on such date may be exercised for a period of three months from the date of termination or until the Expiration Date, if earlier. Other than in the circumstances described in this Section 3, any portion of this Stock Option has not vested on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4. Incorporation of Plan and LTIP. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan, and the LTIP.

5. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6. Status of the Stock Option. This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such. The Optionee should consult with his or her own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. To the extent any portion of this Stock Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will so notify the Company within 30 days after such disposition.

7. Tax Withholding. The Optionee shall, not later than the date as of which the grant, vesting, or exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

9. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

AEGERION PHARMACEUTICALS, INC.

By:
Mark Fitzpatrick, Chief Financial Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Optionee’s Signature

Exhibit A

Performance Goals

Subject to the terms of this Agreement, the LTIP and the Plan, including, without limitation, the Administrator’s authority to establish the level of achievement against the Performance Goals, the Stock Option will vest and become exercisable on the Target Vesting Date, as set forth below:

[Goals to be completed]